EXHIBIT 10.24

[LETTERHEAD]

October 18, 1999

Xyros Systems, Inc.
Mr. Ken Weiss, CEO
10005 Old Columbia Road, Suite P170
Columbia, MD 21046

Dear Ken:

    The Columbia Bank (the LENDER) is pleased to inform you that the maturity date of Xyros Systems, Inc.'s (the BORROWER) revolving line of credit loan (the "LOAN") has been extended to February 1, 2000. It is expected that the LOAN will be paid off prior to February 1, 2000.

    Except as hereinabove provided, the provisions of the Note and the other Loan Documents referred to in the letter have not been altered, and the modification(s) set forth herein shall not be deemed to constitute a novation of any of the obligations of the Borrower to the Bank. Unless otherwise provided in this letter, all terms described herein shall have the meaning set forth in the Note or the other Loan Documents.

Sincerely,
/s/ BRIAN ISRAEL

Brian Israel
Vice President, Commercial Lending
(410) 730-5521